Exhibit 99.3

December 16, 2005

Thomas W. Freeze

5120 E. Exeter Blvd.

Phoenix, Arizona  85018

Dear Tom:

This letter agreement (“Agreement”) confirms the severance benefits to which you are entitled under Section 7.3 of your August 15, 2004 Executive Employment Agreement, a copy of which is attached hereto (the “Employment Agreement”), in connection with the separation of your employment from Poore Brothers, Inc., a Delaware corporation, (the “Company”).  Your last day of employment with the Company will be December 19, 2005.

1.             Severance Benefits.  After expiration of the Revocation Period set forth in paragraph 7 below, the Company will:  (a) continue paying your existing base salary ($25,000.00 per month) for a period of 12 months on the Company’s regular paydays, less applicable withholding (federal taxes, state taxes, FICA, etc.), (b) pay up to $10,000.00 for outplacement services over the next 12 months with an outplacement firm that you select, by paying the outplacement firm directly, and (c) regarding your car allowance, pay you $5,600 on or about July 1, 2006, and pay you $800 per month for the months of August, September, October, November, and December 2006, less any required withholdings for tax purposes, and you and the Company agree that this constitutes an amendment to Section 7.3(a) of your Employment Agreement.  Whether or not you sign this Agreement, the Company will pay you the sum of $15,000.00 for 104 hours of unused vacation and sick leave.  You acknowledge and agree that you are not entitled to, and the Company will not pay you, any additional sums and benefits going forward, other than as set forth in this paragraph.

2.             Release.  As used in this paragraph, the term “Released Parties” means the Company and its affiliates, subsidiaries, divisions, current and former directors, officers, principals, partners, trustees, employees, agents, insurers, attorneys, predecessors, successors, assigns, and other representatives.  The term “Claims” means all claims and rights that you have, had, or may have against the Released Parties, including but not limited to any and all claims, damages, demands, liabilities, obligations, causes, and causes of action of whatever kind or nature based on any cause, circumstance, fact, matter, thing, event, act, or failure to act whatsoever, whether arising at law or in equity, whether based on tort, contract, statutory, or common law principles, and whether known, unknown, foreseen, or unforeseen, but does not mean any of your rights described in this Agreement or your existing rights as set forth in the attached stock option Award Agreements, which continue in full force and effect according to their terms.

In exchange for the payments set forth in paragraph 1 above, you covenant not to sue for, and waive and release, to the maximum extent permitted by law, all Claims against the Released Parties, including, without limitation, all such Claims:  (a) arising out of statements, actions, or omissions of the Released Parties; (b) for the payment of money, property, salary, wages, severance, bonuses, overtime, other compensation or amounts, stock or other equity securities, compensatory damages, liquidated damages, punitive damages, costs, expenses, expense reimbursements, disbursements, attorneys’ fees, and benefits; (c) for wrongful or constructive discharge, breach of express or implied contract (including, without limitation, your Employment Agreement), or reinstatement of employment; and (d) based on any federal, state, or local statutes, regulations, and ordinances, including, without limitation, those that arise out of or that relate to Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act (ADEA), the Older Workers’ Benefit Protection Act, the Equal Pay Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Labor Management Relations Act, the Employee Polygraph Protection Act, the Arizona Civil Rights Act, and the Arizona Employment Protection Act, all as amended.

3.             Confidentiality of this Agreement.  Both you and the Company will keep the terms of this Agreement confidential, except that you may disclose the terms to your attorneys, spouse, accountants, or tax planners, or in response to a subpoena, and the Company may disclose the terms to its attorneys, auditors, insurers, accountants, tax planners, the Released Parties, and others in connection with the Company’s business, as required by law, or in response to a subpoena.

4.             Non-Disparagement.  You agree that you will not disparage or defame the reputation, character, image, or services of the Company or the Released Parties.  You also agree that you will not recommend or suggest to any potential claimants or plaintiffs or any entity or their attorneys or agents that they initiate claims or lawsuits against the Company or the Released Parties, nor will you voluntarily aid, assist, or cooperate with any such claims or lawsuits.  The Company will direct its corporate officers and directors not to disparage or defame your reputation, character, or image.

5.             Return of Company Property.  The Company has agreed that you may retain the laptop computer and cellular telephone currently assigned to you, and you agree to promptly change the service for the cellular telephone into your name.  You agree to promptly return to the Company all property that belongs to the Company, including without limitation all equipment, supplies, documents, files, and computer disks, and you agree to remove from any personal computer (including the laptop computer you are retaining) and other electronic devices all data files containing Company information

6.             Employment Agreement and Proprietary Rights Agreement.  You reaffirm your obligations and commitments contained in Sections 11.1, 11.2, 11.4, 11.5, 11.6, 11.7, 12, 13, and 14 of the Employment Agreement and your obligations and commitments contained in the Employee Proprietary Rights Agreement attached to this Agreement (and which is an exhibit to your Employment Agreement).  You and the Company have agreed to eliminate Section 11.3 of the Employment Agreement.

7.             Acknowledgment of Understanding.  You may take at least 21 calendar days to decide whether to sign this Agreement.  You are advised to consult with your own attorney prior to signing the Agreement.

After you sign this Agreement and return it to me, you will then have 7 days (the “Revocation Period”) to revoke your acceptance of this Agreement, or, in other words, change your mind.  If you decide to revoke your acceptance of this Agreement, you must send me a letter declaring your decision to revoke your acceptance, which I must receive before the expiration of the Revocation Period to be effective.

8.             Cooperation.  In the future, you agree to fully cooperate with the Company in connection with Company matters that legitimately require your assistance, including, without limitation, lawsuits presently pending or hereafter brought against the Company, tax returns, tax or other audits, financial statements, and other finance, legal, and accounting matters.  Such reasonable cooperation will include, without limitation, providing information to the Company when requested and in a prompt and thorough manner, and testifying when reasonably determined necessary by the Company or its legal counsel.  The Company will reimburse you for your reasonable out-of-pocket expenses incurred in connection with such reasonable cooperation upon submission to the Company of appropriate receipts and vouchers.

Please let me know if you have any questions about this Agreement.  If the Agreement is acceptable, please sign below where indicated and return it to me.

Sincerely,

/s/ Eric J. Kufel
Eric J. Kufel
Chairman of the Board

Accepted and Agreed:

/s/ Thomas W. Freeze	December 18, 2005
Thomas W. Freeze	Date